Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” in the Form S-3 Registration Statement of Homeowners Choice, Inc. (the “Company”) and the incorporation by reference of our report dated March 25, 2012, which appears in the December 31, 2011 Annual Report on Form 10-K of the Company, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the years then ended.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
December 3, 2012